Exhibit 99.1

Desktop Metal, Inc. Announces Termination of Shareholder Rights Plan

BOSTON /BUSINESS WIRE/ -- Desktop Metal, Inc. (NYSE: DM) announced today that, in connection with the termination of the merger agreement between Desktop Metal and Stratasys Ltd. (Nasdaq: SSYS) on September 28, 2023, the Desktop Metal board of directors approved the amendment of Desktop Metal’s rights agreement, which was previously scheduled to expire on July 24, 2024. Pursuant to the amendment, the plan has been terminated as of today.

Further details about the amendment to the rights agreement will be contained in a Form 8-K to be filed by Desktop Metal with the SEC.

About Desktop Metal

Desktop Metal (NYSE:DM) is driving Additive Manufacturing 2.0, a new era of on-demand, digital mass production of industrial, medical, and consumer products. Our innovative 3D printers, materials, and software deliver the speed, cost, and part quality required for this transformation. We’re the original inventors and world leaders of the 3D printing methods we believe will empower this shift, binder jetting and digital light processing. Today, our systems print metal, polymer, sand and other ceramics, as well as foam and recycled wood. Manufacturers use our technology worldwide to save time and money, reduce waste, increase flexibility, and produce designs that solve the world’s toughest problems and enable once-impossible innovations. Learn more about Desktop Metal and our #TeamDM brands at www.desktopmetal.com.

Media:

Sarah Webster

sarahwebster@desktopmetal.com

(724) 516-2336

Investor Relations:

Jay Gentzkow

jaygentzkow@desktopmetal.com

(781) 730-2110